EXHIBIT 99.1

EMCORE Corporation Regains Compliance with NASDAQ Minimum Bid Price Rule

ALBUQUERQUE, New Mexico, October 26, 2010—EMCORE Corporation (NASDAQ: EMKR – News), a leading provider of compound semiconductor-based components and subsystems for the fiber optic and solar power markets, today announced that it has regained compliance with the NASDAQ’s $1.00 minimum bid price requirement. On October 26, 2010, the Company received notification from the NASDAQ Stock Market that it has regained compliance with the minimum bid price requirement set forth in NASDAQ Listing Rule 5450(a)(1) after maintaining a closing bid price equal to or in excess of $1.00 for a minimum of ten consecutive trading days and that the Company's non-compliance with the requirement announced on September 29, 2010, has been rectified.

About EMCORE
EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optics, space and solar power markets. EMCORE's Fiber Optics segment offers optical components, subsystems and systems for high speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP). EMCORE's Photovoltaics segment provides products for both space and terrestrial applications.  For space applications, EMCORE offers high efficiency gallium arsenide (GaAs) solar cells, covered interconnected cells (CICs) and panels.  For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Contacts:
EMCORE Corporation
Silvia M. Gentile
Executive Offices
(505) 332-5000
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com